Exhibit 99.1

PC Connection, Inc. Reports First Quarter 2016 Results

FIRST QUARTER SUMMARY:

  Net income up 6% y/y
  Gross profit up 6% y/y
  Diluted EPS: $0.34, up 6.3% y/y
  Cash balance increased to $91.0 million

MERRIMACK, N.H.--(BUSINESS WIRE)--April 28, 2016--PC Connection, Inc. (NASDAQ: PCCC), a national provider of a full range of information technology (IT) solutions to business, government, healthcare, and education markets, today announced results for the quarter ended March 31, 2016. Net sales for the first quarter of 2016 decreased by 1.5% to $572.4 million, compared to $581.3 million for the prior year quarter. Gross profit increased by 6% from $77.6 million to $82.2 million due to an increase in gross margin from 13.3% to a record 14.4% in the first quarter of 2016. Net income for the quarter ended March 31, 2016 increased by 5.6% to $9.1 million, or $0.34 per diluted share, compared to net income of $8.6 million, or $0.32 per diluted share for the prior year quarter.

Earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense (“Adjusted EBITDA”) totaled $89.8 million for the twelve months ended March 31, 2016, compared to $83.1 million for the twelve months ended March 31, 2015.

Quarterly Performance by Segment:

  Net sales for the SMB segment increased by 4.6% to $261.2 million in the first quarter of 2016, compared to the prior year quarter. Gross margin increased by 41 basis points to 15.9% due to strong performance in advanced technology solution categories, which resulted in a 7.3% increase in gross profit.
  Net sales for the Large Account segment decreased by 4.5% to $200.1 million in the first quarter of 2016, compared to the prior year quarter. Gross margin increased by 115 basis points due to an improved product mix, and a significant increase in smaller orders, which generally carry higher margins. Therefore, gross profit increased by 4.7%.
  Net sales to the Public Sector segment decreased by 8.9% to $111.0 million in the first quarter of 2016, compared to the prior year quarter. Gross margin improved by 161 basis points due to increased software and accessory sales; this resulted in a 4.2% increase in gross profit.

Quarterly Sales by Product Mix:

  Notebook/mobility sales, the Company’s largest product category, increased by 8% year over year and accounted for 24% of net sales in the first quarter of 2016 compared to 22% of net sales in the prior year quarter. Mobility continues to be a strategic focus area for customers in each of our three segments.
  Software sales increased by 4% year over year and accounted for 17% of net sales in the first quarter of 2016 compared to 16% of net sales in the prior year quarter. We experienced growth in cloud-based offerings, security, and virtualization.

Overall gross profit increased by $4.6 million, or 5.9%, in the first quarter of 2016, compared to the prior year quarter. Consolidated gross margin, as a percentage of net sales, increased to 14.4% in the first quarter of 2016, compared to 13.3% for the prior year quarter.

Selling, general and administrative dollars increased in the first quarter of 2016 to $67.0 million from $63.4 million in the prior year quarter, with variable cost increasing due to higher levels of gross profit. We continue to invest in technical solution sales capabilities and expect SG&A expenses to rise accordingly. However, we are highly focused on improving efficiencies and streamlining wherever possible.

The Company generated significant cash flow during the quarter ended March 31, 2016. Total cash was $91.0 million at March 31, 2016, compared to $80.2 million at December 31, 2015. During the quarter we paid a $10.6 million special dividend to shareholders. Days sales outstanding were 41 days at March 31, 2016, and inventory turns were 19 turns in the first quarter of 2016.

“The Company had solid performance in both gross profit and net income this quarter. We were able to increase earnings, while continuing to make investments to strengthen our capabilities as a leading National Solutions Provider,” said Timothy McGrath, President and Chief Executive Officer. “We believe our team and the strategies we have in place position us well to gain market share and increase long-term shareholder value.”

Non-GAAP Financial Information

Adjusted EBITDA is a non-GAAP financial measure. This information is included to provide information with respect to the Company’s operating performance and earnings.

About PC Connection, Inc.

PC Connection, Inc., a Fortune 1000 company, has three wholly owned sales subsidiaries: PC Connection Sales Corporation, MoreDirect, Inc., and GovConnection, Inc., headquartered in Merrimack, NH; Boca Raton, FL; and Rockville, MD; respectively. All three companies can deliver custom-configured computer systems overnight from our ISO 9001:2008 certified technical configuration lab at our distribution center in Wilmington, OH. In addition, the company has over 2,500 technical certifications to ensure that we can solve the most complex issues of our customers. Investors and media can find more information about PC Connection, Inc. at http://ir.pcconnection.com.

PC Connection Sales Corporation (800-800-5555), the original business of PC Connection, Inc. serving primarily the small- and medium-sized business sector, is a rapid-response provider of IT products and services. It offers more than 300,000 brand-name products through its staff of technically trained sales account managers, catalogs, publications, and its website at www.pcconnection.com. This company also serves consumer and small office users and is, under its MacConnection brand (800-800-2222), one of Apple’s largest authorized online resellers at www.macconnection.com.

MoreDirect, Inc. (561-237-3300), www.moredirect.com, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and access to over 300,000 products and 1,600 vendors through TRAXX™, our proprietary cloud-based eProcurement system. MoreDirect’s team of engineers, software licensing specialists, and project managers help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

GovConnection, Inc. (800-800-0019) is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, catalogs, publications, and online at www.govconnection.com.

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“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, competitive products and pricing, product availability and market acceptance, new products, fluctuations in operating results, and the ability of the Company to manage costs in response to fluctuations in revenue, and other risks that could cause actual results to differ materially from expectations, including those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2015. More specifically, the statements in this release concerning the Company’s outlook for selling, general, and administrative expenses, the Company’s efforts in improving efficiencies and streamlining its business and other statements of a non-historical basis (including statements regarding the Company’s ability to increase market share and enhance long-term shareholder value and the Company’s continuing investments in technical solution sales capabilities) are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, the continued acceptance of the Company's distribution channel by vendors and customers, continuation of key vendor and customer relationships and support programs, the ability of the Company to gain or maintain market share, and the ability of the Company to hire and retain qualified sales representatives and other essential personnel. The Company disclaims any obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended March 31,	2016		2015
					%
(Amounts and shares in thousands, except operating data, P/E ratio, and per share data)					Change

Operating Data:
Net sales	$572,394		$581,259		(2%)
Diluted earnings per share	$0.34		$0.32		6%

Gross margin	14.4%		13.3%
Operating margin	2.7%		2.4%
Return on equity (1)	12.3%		12.6%

Inventory turns	19		25
Days sales outstanding	41		41

	% of		% of
Product Mix:	Net Sales		Net Sales
Notebooks/Mobility	24%		22%
Software	17		16
Servers/Storage	11		15
Net/Com Products	8		9
Other Hardware/Services	40		38
Total Net Sales	100%		100%

Stock Performance Indicators:
Actual shares outstanding	26,501		26,351
Total book value per share	$15.16		$13.77
Tangible book value per share	$13.17		$11.76
Closing price	$25.81		$26.09
Market capitalization	$683,991		$687,498
Trailing price/earnings ratio	14.5		15.7
LTM Adjusted EBITDA (2)	$89,769		$83,101
Adjusted market capitalization/LTM Adjusted EBITDA (3)	6.6		7.3

(1) Based on last twelve months' net income.
(2) Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation.
(3) Adjusted market capitalization is defined as gross market capitalization less cash balance.

REVENUE AND MARGIN INFORMATION
For the Three Months Ended March 31,	2016		2015
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin

SMB	$261,246	15.9%	$249,874	15.5%
Large Account	200,109	13.1	209,459	12.0
Public Sector	111,039	12.8	121,926	11.2
Total	$572,394	14.4%	$581,259	13.3%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Three Months Ended March 31,		2016		2015
(amounts in thousands, except per share data)		Amount	% of Net Sales	Amount	% of Net Sales

Net sales		$572,394	100.0%	$581,259	100.0%
Cost of sales		490,201	85.6	503,646	86.7
Gross profit		82,193	14.4	77,613	13.3

Selling, general and administrative expenses, other		67,029	11.7	63,434	10.9
Income from operations		15,164	2.7	14,179	2.4

Interest/other expense, net		(14)	–	1	–
Income tax provision		(6,087)	(1.1)	(5,596)	(0.9)
Net income		$9,063	1.6%	$8,584	1.5%

Earnings per common share:
Basic		$0.34		$0.33
Diluted		$0.34		$0.32

Shares used in the computation of earnings per common share:
Basic		26,499		26,346
Diluted		26,671		26,593

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA is detailed below. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements.

(amounts in thousands)	Three Months Ended March 31,			LTM Ended March 31, (1)
	2016	2015	% Change	2016	2015	% Change
Net income	$9,063	$8,584		$47,306	$44,134
Depreciation and amortization	2,416	2,192		9,185	8,206
Income tax expense	6,087	5,596		32,131	29,678
Interest/other expense, net	14	(1)		102	75
EBITDA	17,580	16,371		88,724	82,093
Stock-based compensation	289	238		1,045	1,008
Adjusted EBITDA	$17,869	$16,609	8%	$89,769	$83,101	8%

(1) LTM: Last twelve months

	March 31,	December 31,
CONDENSED CONSOLIDATED BALANCE SHEETS	2016	2015
(amounts in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$90,980	$80,188
Accounts receivable, net	288,306	356,145
Inventories	97,349	102,780
Deferred income taxes	-	7,909
Prepaid expenses and other current assets	5,131	4,254
Income taxes receivable	2,626	1,575
Total current assets	484,392	552,851
Property and equipment, net	32,113	32,227
Goodwill	51,276	51,276
Other intangibles, net	1,518	1,668
Other assets	1,180	1,052
Total Assets	$570,479	$639,074

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$114,231	$166,516
Accrued expenses and other liabilities	24,927	36,207
Accrued payroll	13,022	19,280
Total current liabilities	152,180	222,003
Deferred income taxes	13,740	21,615
Other liabilities	2,764	3,005
Total Liabilities	168,684	246,623
Stockholders’ Equity:
Common stock	284	284
Additional paid-in capital	109,442	109,161
Retained earnings	307,931	298,868
Treasury stock at cost	(15,862)	(15,862)
Total Stockholders’ Equity	401,795	392,451
Total Liabilities and Stockholders’ Equity	$570,479	$639,074

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Three Months Ended March 31,	2016	2015
(amounts in thousands)

Cash Flows from Operating Activities:
Net income	$9,063	$8,584
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,416	2,192
Stock-based compensation expense	289	238
Deferred income taxes	34	67
Excess tax benefit from exercise of equity awards	(32)	(59)
Provision for doubtful accounts	(103)	733

Changes in assets and liabilities:
Accounts receivable	67,942	7,443
Inventories	5,431	19,643
Prepaid expenses and other current assets	(1,928)	(2,957)
Other non-current assets	(128)	51
Accounts payable	(52,359)	(8,627)
Accrued expenses and other liabilities	(7,156)	(6,093)
Net cash provided by operating activities	23,469	21,215

Cash Flows from Investing Activities:
Purchases of equipment	(2,078)	(2,278)
Net cash used for investing activities	(2,078)	(2,278)

Cash Flows from Financing Activities:
Dividend payment	(10,591)	-
Excess tax benefit from exercise of equity awards	32	59
Exercise of stock options	-	20
Payment of payroll taxes on stock-based compensation through shares withheld	(40)	(43)
Net cash (used for) provided by financing activities	(10,599)	36
Increase in cash and cash equivalents	10,792	18,973
Cash and cash equivalents, beginning of period	80,188	60,909
Cash and cash equivalents, end of period	$90,980	$79,882

Non-cash Investing Activities:
Accrued capital expenditures	$578	$149

Supplemental Cash Flow Information:
Income taxes paid	$7,638	$8,818

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CONTACT:
PC Connection, Inc.
Joseph Driscoll, 603-683-2505
Senior Vice President, Treasurer and Chief Financial Officer